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                                                                     EXHIBIT 5


                             OPINION OF ROPES & GRAY

                                                              September 21, 1998

PictureTel Corporation
100 Minuteman Road
Andover, MA  01810

Ladies and Gentlemen:


        This opinion is furnished to you in connection with a Registration Statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, for the registration of 1,331,914 shares of Common Stock, par value $0.01 per share (the "Shares"), of PictureTel Corporation, a Delaware corporation (the "Company"). The Shares are to be issued in exchange for shares of preferred stock, no par value, of Starlight Networks Incorporated ("Starlight") pursuant to an Agreement and Plan of Merger dated as of August 14, 1998 (the "Merger Agreement") by and among the Company, PictureTel Technology Corporation, Starlight and SNI Acquisition Corporation, a Delaware corporation and an indirect wholly owned subsidiary of the Company ("Merger Sub"). The Merger Agreement provides for Merger Sub to merge with and into Starlight (the "Merger") and for Starlight to survive the Merger as an indirect wholly owned subsidiary of the Company.


        We have acted as counsel for the Company in connection with the issuance of the Shares pursuant to the Merger. For purposes of our opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.

        Based upon the foregoing, we are of the opinion that the Shares being issued by the Company have been duly authorized and, when issued in accordance with the Merger Agreement, will be fully paid and nonassessable.

        We hereby consent to the filing of this opinion as part of the Registration Statement and to the use of our name therein and in the related Information Statement/Prospectus under the caption "Legal Matters."

        This opinion is to be used only in connection with the issuance of the Shares while the Registration Statement is in effect.

                                    Very truly yours,

                                    /s/ Ropes & Gray

                                    Ropes & Gray